Exhibit 8.1

[Letterhead of Blackwell Sanders Peper Martin LLP]

November 30, 2006

Monmouth Real Estate Investment Corporation
Juniper Business Plaza
Suite 3-C
3499 Route 9 North
Freehold, New Jersey  07728

Re:	Monmouth Real Estate Investment Corporation

Dear Ladies and Gentlemen:

We are special legal counsel to Monmouth Real Estate Investment Corporation, a Maryland corporation (the “Company”), and have represented the Company in connection with the preparation and filing of its Registration Statement on Form S-3 (the “Registration Statement”), which term includes the prospectus dated October 3, 2006 (the “Base Prospectus”), the preliminary prospectus supplement relating to the Preferred Stock dated November 27, 2006 (the “Preliminary Prospectus Supplement”) and the pricing prospectus supplement dated November 30, 2006 (the “Final Prospectus Supplement”) and all documents incorporated and deemed incorporated by reference therein) with the Securities and Exchange Commission, relating to the issuance and sale by the Company of its shares of 7.625% Series A Cumulative Redeemable Preferred Stock (the “Preferred Stock”).  You have requested our opinion on certain federal income tax matters in connection with the issuance and sale of the Preferred Stock pursuant to the Registration Statement.  For purposes of this Opinion Letter, the term “Subsidiary” means any corporation, limited partnership or limited liability company for which the Company owns fifty percent (50%) or more of the outstanding equity interests.

In rendering this opinion, we have reviewed (i) the Registration Statement; (ii) the Company’s Articles of Incorporation and Articles Supplementary Establishing and Fixing the Rights and Preferences of 7.625% Series A Cumulative Redeemable Preferred Stock, each as filed with the applicable state agency and as in effect from October 1, 2000, forward; (iii) the Company’s Bylaws, as amended, and as in effect from October 1, 2000, forward; (iv) the Company’s tax returns for the fiscal periods ended September 30, 2001, through September 30, 2005; (v) the Company’s financial statements for the fiscal periods ended September 30, 2001, through September 30, 2005; (vi) checklists provided by the Company for the periods ended September 30, 2001, through September 30, 2006, setting forth the information necessary to determine whether the Company met the asset, income, and distribution tests to be qualified as a real estate investment trust under Section 856 et seq. of the Internal Revenue Code of 1986, as amended (the “1986 Code,” and sometimes hereinafter referred to with the Internal Revenue Code of 1954, as amended (the “1954 Code”), as the “Code”) and factual material provided underlying the information presented in the checklists; (vii) the leases for each property owned by the Company and each Subsidiary during the period from October 1, 2000, through September 30, 2006; (viii) relevant documents signed in connection with each sale of Company property occurring during the period from October 1, 2000, through September 30, 2006; (ix) the Company’s property management agreement with Cronheim Management Services, Inc.; (x) the form of annual notice to shareholders requesting written documentation of the number of shares owned for the fiscal periods ended September 30, 2001, through September 30, 2005, and the responses received for such fiscal periods; (xi) the organizational documents of each Subsidiary, as amended; and (xii) certain other information and documents deemed necessary or appropriate for rendering our opinion  We have also obtained a certificate (the “Officer’s Certificate”) from Eugene W. Landy, the Company’s President and Chairman of the Board, related to certain matters pertaining to the Company’s qualification as a real estate investment trust under Code Sections 856 et seq. for the periods from the Company’s first election as a real estate investment trust in 1968 through September 30, 2006.

For purposes of this Opinion, with your consent we have assumed (i) the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of documents purporting to be originals and the conformity to originals of all documents submitted to us as copies, (ii) any documents that we reviewed in proposed form will be executed in substantially the same form, (iii) the Company will not make any amendments to its organizational documents after the date of this opinion that would affect its qualification as a real estate investment trust for any taxable year, and (iv) no action will be taken by the Company after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.  Furthermore, with respect to matters of fact, in rendering this opinion we have also relied upon the representations of fact set forth in the Officer’s Certificate.  Although we have not independently verified the truth, accuracy or completeness of the factual representations contained in the Officer’s Certificate and the underlying assumptions upon which they are based, to our knowledge no such factual matter stated therein is materially false or misleading.  When an opinion or statement is stated to be “to our knowledge”, or other words of similar import appear, the language means only that we have no actual knowledge to the contrary and does not indicate or imply any investigation or inquiry, of the Company or others, on our part beyond review of the documents set forth in the immediately preceding paragraph.  For this purpose, “we” means only those attorneys within our firm who have done substantive work on matters relating to this opinion who are Raymond Kreienkamp, Page Pardo, Gary Gilson, Kirstin Pace Salzman or Greg S. Steinberg.

Based upon the foregoing, and the discussions in the Registration Statement, we are of the opinion that: (1) based solely on the Officer’s Certificate, upon which we believe reliance by our firm is reasonable, for its taxable years ended September 30, 1968 through September 30, 2000, the Company has continuously been organized and has operated in conformity with the requirements for qualification as a “real estate investment trust” under the Code; (2) for its taxable years ended September 30, 2001 through September 30, 2006, the Company has continuously been organized and has operated in conformity with the requirements for qualification as a “real estate investment trust” under the Code; (3) the Company’s current and proposed organization and method of operation will permit it to continue to meet the requirements for taxation as a “real estate investment trust” under the Code for its September 30, 2007 taxable year and thereafter; and (4) the federal income tax discussion described in the Base Prospectus under the caption “Material United States Federal Income Tax Consequences” and in the Preliminary Prospectus Supplement and the Final Prospectus Supplement under the caption “Certain Federal Income Tax Considerations,” insofar as they purport to describe or summarize certain provisions of the agreements, statutes or regulations referred to therein, are accurate descriptions or summaries in all material respects, and the discussion thereunder fairly summarizes in all material respects, and expresses our opinion insofar as it relates to, the federal income tax laws referred to therein.

We note, however, that the ability of the Company to continue to qualify as a real estate investment trust for any year will depend upon future events, some of which are not within the Company’s control, and it is not possible to predict whether the facts set forth in the Registration Statement, the Officer’s Certificate and this letter will continue to be accurate in the future.  In addition, our opinions are based on the Code, the Treasury regulations thereunder (the “Regulations”), published rulings of the Internal Revenue Service (the “Service”), cases or other relevant authority, and the status of the Company as a real estate investment trust for federal income tax purposes may be affected by changes in the Code, the Regulations and other relevant authority.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the captions “Material United States Federal Income Tax Consequences” and “Legal Matters” in the Prospectus included in the Registration Statement.  By giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Blackwell Sanders Peper Martin LLP